Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and between

BB&T CORPORATION

and

NATIONAL PENN BANCSHARES, INC.

Dated as of August 17, 2015

TABLE OF CONTENTS

ARTICLE I

THE MERGER

1.1	The Merger	1
1.2	Closing	1
1.3	Effective Time	2
1.4	Effects of the Merger	2
1.5	Parent Common Stock	2
1.6	Conversion of National Penn Common Stock	2
1.7	Treatment of National Penn Equity Awards	4
1.8	Treatment of National Penn ESPP	7
1.9	Articles of Incorporation of Surviving Corporation	7
1.10	Bylaws of Surviving Corporation	7
1.11	Tax Consequences	7
1.12	Bank Merger	7

ARTICLE II

EXCHANGE OF SHARES

2.1	Proration	8
2.2	Election Procedures	9
2.3	Parent to Make Merger Consideration Available	11
2.4	Exchange of Shares	11

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NATIONAL PENN

3.1	Corporate Organization	14
3.2	Capitalization	15
3.3	Authority; No Violation	17
3.4	Consents and Approvals	18
3.5	Reports	19
3.6	Financial Statements	20
3.7	Broker’s Fees	21
3.8	Absence of Certain Changes or Events	21
3.9	Legal Proceedings	22
3.10	Taxes and Tax Returns	22
3.11	Employees	23
3.12	Compliance with Applicable Law	26
3.13	Certain Contracts	28
3.14	Agreements with Regulatory Agencies	28

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3.15	Risk Management Instruments	29
3.16	Environmental Matters	29
3.17	Investment Securities and Commodities	29
3.18	Real Property	30
3.19	Intellectual Property	30
3.20	Related Party Transactions	31
3.21	State Takeover Laws	31
3.22	Reorganization	31
3.23	Opinion	31
3.24	National Penn Information	31
3.25	Loan Portfolio	32
3.26	Insurance	33
3.27	Investment Adviser Subsidiary	33
3.28	No Broker-Dealer Subsidiary	34
3.29	Insurance Subsidiary.	34
3.30	No Other Representations or Warranties.	35

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

4.1	Corporate Organization	36
4.2	Capitalization	36
4.3	Authority; No Violation	38
4.4	Consents and Approvals	39
4.5	Reports	39
4.6	Financial Statements	40
4.7	Broker’s Fees	42
4.8	Absence of Certain Changes or Events	42
4.9	Legal Proceedings	42
4.10	Compliance with Applicable Law	42
4.11	Certain Contracts	43
4.12	Agreements with Regulatory Agencies	44
4.13	Information Technology	44
4.14	Related Party Transactions	44
4.15	Reorganization	44
4.16	Risk Management Instruments	44
4.17	Parent Information	45
4.18	Financing	45
4.19	No Other Representations or Warranties	45

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Business Prior to the Effective Time	46
5.2	National Penn Forbearances	46
5.3	Parent Forbearances	49

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ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	50
6.2	Access to Information	52
6.3	National Penn Shareholder Approval	53
6.4	Legal Conditions to Merger	55
6.5	Stock Exchange Listing	55
6.6	Employee Benefit Plans	55
6.7	Indemnification; Directors’ and Officers’ Insurance	56
6.8	Additional Agreements	58
6.9	Advice of Changes	58
6.10	Dividends	58
6.11	Advisory Board; Community Commitment	58
6.12	Acquisition Proposals	59
6.13	Public Announcements	60
6.14	Change of Method	60
6.15	Restructuring Efforts	61
6.16	Takeover Statutes	61
6.17	Exemption from Liability Under Section 16(b)	61
6.18	Litigation and Claims	61
6.19	Assumption of National Penn Debt.	62
6.20	No Control of Other Party’s Business	62

ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	62
7.2	Conditions to Obligations of Parent	63
7.3	Conditions to Obligations of National Penn	64

ARTICLE VIII

TERMINATION

8.1	Termination	65
8.2	Effect of Termination	66

ARTICLE IX

GENERAL PROVISIONS

9.1	Nonsurvival of Representations, Warranties and Agreements	67
9.2	Amendment	67

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9.3	Extension; Waiver	68
9.4	Expenses	68
9.5	Notices	68
9.6	Interpretation	69
9.7	Counterparts	70
9.8	Entire Agreement	70
9.9	Governing Law; Jurisdiction	70
9.10	Waiver of Jury Trial	71
9.11	Assignment; Third Party Beneficiaries	71
9.12	Specific Performance	71
9.13	Severability	72
9.14	Delivery by Facsimile or Electronic Transmission	72

-iv-

INDEX OF DEFINED TERMS

Page
Acquisition Proposal	61
Advisory Entity	34
affiliate	71
Agent	35
Agreement	1
Bank Merger	8
Bank Merger Agreement	8
Bank Merger Certificates	8
BHC Act	15
business day	71
Cash Conversion Number	8
Cash Election	2
Cash Election Number	9
Certificate	3
Certificates of Merger	2
Chosen Courts	71
Closing	1
Closing Date	2
Code	1
Confidentiality Agreement	54
Conversion	54
Converted Deferred Cash Account	6
Converted Deferred Stock Unit Award	5
Converted DSU Fair Market Value	7
Current Offering Period	7
dollars	71
Effective Time	2
Election	10
Election Deadline	10
Election Period	10
Enforceability Exceptions	18
Environmental Laws	30
ERISA	24
Exception Shares	2
Exchange Act	19
Exchange Agent	11
Exchange Fund	11
Exchange Ratio	3
FDIC	16
Federal Reserve Board	19
Form ADV	35
Form of Election	10
GAAP	15

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Governmental Entity	19
Holder	10
HSR Act	19
Intellectual Property	32
Investment Advisers Act	34
IRS	23
knowledge	70
Liens	17
Loans	33
made available	71
Material Adverse Effect	15
Materially Burdensome Regulatory Condition	52
Merger	1
Merger Consideration	3
Multiemployer Plan	26
Multiple Employer Plan	26
National Penn	1
National Penn Articles	15
National Penn Bank	8
National Penn Benefit Plans	24
National Penn Bylaws	15
National Penn Common Stock	2
National Penn Contract	29
National Penn Deferred Stock Unit Award	7
National Penn Disclosure Schedule	14
National Penn Equity Awards	5
National Penn ERISA Affiliate	24
National Penn ESPP	7
National Penn Indemnified Parties	58
National Penn Insiders	62
National Penn Insurance Subsidiary	36
National Penn Leased Properties	31
National Penn Meeting	55
National Penn Owned Properties	31
National Penn Qualified Plans	25
National Penn Real Property	31
National Penn Regulatory Agreement	29
National Penn Restricted Stock Award	4
National Penn Restricted Stock Unit Award	5
National Penn SEC Reports	20
National Penn Stock Option	4
National Penn Stock Plans	7
National Penn Subsidiary	15
NCBCA	1
New Certificates	3
New Plans	56

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Non-Election Shares	3
North Carolina Secretary	2
NYSE	13
OCC	19
Parent	1
Parent Articles	7
Parent Bank	8
Parent Bylaws	7
Parent Common Stock	2
Parent Contract	44
Parent Disclosure Schedule	36
Parent Equity Awards	38
Parent Regulatory Agreement	45
Parent Restricted Stock Award	38
Parent Restricted Stock Unit Award	38
Parent SEC Reports	41
Parent Share Closing Price	13
Parent Stock Options	38
Parent Stock Plans	38
Parent Subsidiary	37
PBCL	1
PBGC	25
Pennsylvania Department	2
Per Share Cash Consideration	3
Permitted Encumbrances	31
person	71
Premium Cap	58
Proxy Statement	19
Regulatory Agencies	20
Representatives	60
Requisite National Penn Vote	18
Requisite Regulatory Approvals	64
S-4	19
Sarbanes-Oxley Act	21
SEC	19
Securities Act	20
Settled Deferred Stock Unit Award	5
Shortfall Number	9
Simultaneous Conversion Election	54
SRO	19
Stock Consideration	3
Stock Election	2
Stock Election Shares	2
Subsidiary	15
Surviving Corporation	1
Takeover Statutes	32

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Tax	24
Tax Return	24
Taxes	24
Termination Date	66
Termination Fee	68
Trust Preferred Securities	15

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 17, 2015 (this “Agreement”), by and between BB&T Corporation, a North Carolina corporation (“Parent”), and National Penn Bancshares, Inc., a Pennsylvania corporation (“National Penn”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Parent and National Penn have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which National Penn will, subject to the terms and conditions set forth herein, merge with and into Parent (the “Merger”), so that Parent is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the North Carolina Business Corporation Act (the “NCBCA”) and the Pennsylvania Business Corporation Law and the Pennsylvania Entity Transactions Law (collectively, the “PBCL”), at the Effective Time, National Penn shall merge with and into Parent. Parent shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of North Carolina. Upon consummation of the Merger, the separate corporate existence of National Penn shall terminate.

1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, at the offices of O’Melveny & Myers LLP, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Parent and National Penn. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3 Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, Parent and National Penn, respectively, shall cause to be filed a certificate of merger with the Secretary of State of the State of North Carolina (the “North Carolina Secretary”) and a statement of merger with the Pennsylvania Department of State (the “Pennsylvania Department”) (collectively, the “Certificates of Merger”). The Merger shall become effective as of the date and time specified in the Certificates of Merger (such date and time, the “Effective Time”).

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the NCBCA and the PBCL.

1.5 Parent Common Stock. At and after the Effective Time, each share of common stock, par value $5.00 per share, of Parent (the “Parent Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

1.6 Conversion of National Penn Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, National Penn or the holder of any of the following securities:

(a) Subject to Sections 2.1, 2.2 and 2.4(e), each share of the common stock, without par value, of National Penn issued and outstanding immediately prior to the Effective Time (the “National Penn Common Stock”), except for shares of National Penn Common Stock owned by National Penn as treasury stock or owned by National Penn or Parent (in each case other than shares of National Penn Common Stock held in any National Penn Benefit Plans or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted (collectively, the “Exception Shares”)), shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive the following, without interest:

(i) For each share of National Penn Common Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.2 (collectively, the “Cash Election Shares”), an amount in cash equal to the Per Share Cash Consideration (the “Cash Consideration”);

(ii) For each share of National Penn Common Stock with respect to which an election to receive Parent Common Stock (a “Stock Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.2 (collectively, the “Stock Election Shares”), a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the “Stock Consideration”), it being understood that upon the Effective Time, pursuant to Section 1.5, the Parent Common Stock, including the shares issued to former holders of National Penn Common Stock as Merger Consideration, shall be the common stock of the Surviving Corporation; and

(iii) For each share of National Penn Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or deemed revoked pursuant to Section 2.2 (collectively the “Non-Election Shares”), the right to receive such Stock Consideration or Cash Consideration as is determined in accordance with Section 2.1.

(b) For purposes of this Agreement, the following terms shall have the following meanings:

(i) The “Exchange Ratio” means 0.3206.

(ii) The “Per Share Cash Consideration” means $13.00.

(iii) The “Merger Consideration” means the Cash Consideration and/or Stock Consideration described in Section 1.6(a), as applicable.

(c) All of the shares of National Penn Common Stock converted into the right to receive the applicable Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate”, it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of National Penn Common Stock) previously representing any such shares of National Penn Common Stock shall thereafter represent only the right to receive (i) the Cash Consideration and/or the Stock Consideration in accordance with, and subject to, Sections 1.6(a), 2.1 and 2.2, (ii) cash in lieu of fractional shares which the shares of National Penn Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.6 and Section 2.4(e), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.4(b). Old Certificates previously representing shares of National Penn Common Stock shall be exchanged for evidence of shares in book entry form or at Parent’s option, certificates (collectively referred to herein as “New Certificates”), representing the Stock Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) or the Cash Consideration, as applicable, upon the surrender of such Old Certificates in accordance with Section 2.4, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Parent Common Stock or National Penn Common Stock shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of National Penn Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(d) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of National Penn Common Stock that are owned by National Penn or Parent (in each case other than the Exception Shares) shall be cancelled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

1.7 Treatment of National Penn Equity Awards.

(a) At the Effective Time, each option granted by National Penn to purchase shares of National Penn Common Stock under a National Penn Stock Plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “National Penn Stock Option”) shall fully vest and shall be assumed by Parent and converted into a stock option exercisable for that number of whole shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of National Penn Common Stock subject to such National Penn Stock Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, with an exercise price per share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of National Penn Common Stock of such National Penn Stock Option immediately prior to the Effective Time by (B) the Exchange Ratio; provided that the exercise price and the number of shares of Parent Common Stock subject to the National Penn Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and, in the case of National Penn Stock Options that are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code. Each such National Penn Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions (other than vesting conditions) as applicable immediately prior to the Effective Time.

(b) At the Effective Time, each award in respect of a share of National Penn Common Stock subject to vesting, repurchase or other lapse restriction granted under a National Penn Stock Plan that is outstanding immediately prior to the Effective Time (a “National Penn Restricted Stock Award”) shall fully vest and shall be converted into the right to receive, without interest, the Merger Consideration payable pursuant to Section 1.6 based on the holder’s election in accordance with and subject to Sections 2.1 and 2.2 and treating the shares of National Penn Common Stock subject to such National Penn Restricted Stock Award in the same manner as all other shares of National Penn Common Stock for such purposes. Parent shall pay or issue the consideration described in this Section 1.7(b) within five (5) business days following the Effective Time. Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration payable in respect of the National Penn Restricted Stock Awards all such amounts as it is required to deduct and withhold under the Code or any provisions of state, local, or foreign Tax law.

(c) At the Effective Time, each restricted stock unit award in respect of shares of National Penn Common Stock (other than a National Penn Deferred Stock Unit Award) granted under a National Penn Stock Plan that is outstanding immediately prior to the Effective Time (a “National Penn Restricted Stock Unit Award” and, together with the National Penn Deferred Stock Unit Awards, National Penn Stock Options and the National Penn Restricted Stock Awards, the “National Penn Equity Awards”) shall fully vest and shall be converted into the right to receive, without interest, a payment equal to the Merger Consideration payable pursuant to Section 1.6 based on the holder’s election in accordance with and subject to Sections 2.1 and 2.2 and treating the shares of National Penn Common Stock underlying such

National Penn Restricted Stock Unit Award in the same manner as all other shares of National Penn Common Stock for such purposes. Parent shall pay or issue the consideration described in this Section 1.7(c) within five (5) business days following the Effective Time; provided that, notwithstanding anything to the contrary contained in this Agreement, any payment in respect of a National Penn Restricted Stock Unit Award that immediately prior to such conversion was subject to Section 409A of the Code shall be made on the applicable settlement date for such National Penn Restricted Stock Unit Award if required in order to comply with Section 409A of the Code. Parent shall be entitled to deduct and withhold from the Merger Consideration payable in respect of the National Penn Restricted Stock Unit Awards all such amounts as it is required to deduct and withhold under the Code or any provisions of state, local, or foreign Tax law.

(d) At the Effective Time:

(i) Each National Penn Deferred Stock Unit Award granted under a National Penn Stock Plan, whether vested or unvested, that is outstanding immediately prior to the Effective Time and that will by its terms or by the terms of the applicable National Penn Stock Plan or deferral election settle in connection with the Merger (a “Settled Deferred Stock Unit Award”) shall fully vest and shall be converted into the right to receive, without interest, a payment equal to the Merger Consideration payable pursuant to Section 1.6 based on the holder’s election in accordance with and subject to Sections 2.1 and 2.2 and treating the shares of National Penn Common Stock underlying such Settled Deferred Stock Unit Award in the same manner as all other shares of National Penn Common Stock for such purposes. Parent shall pay or issue the consideration described in this Section 1.7(d)(i) within five (5) business days following the Effective Time.

(ii) Each National Penn Deferred Stock Unit Award granted under a National Penn Stock Plan, whether vested or unvested, that is outstanding immediately prior to the Effective Time and that will not by its terms or by the terms of the applicable National Penn Stock Plan or deferral election settle in connection with the Merger, shall fully vest, shall be assumed by Parent, and shall be converted, at the election of the holder thereof to be made no later than ten (10) business days prior to the Effective Time (without proration), into either (A) a cash-settled deferred stock unit award with a dividend reinvestment feature (such award, a “Converted Deferred Stock Unit Award”) with respect to a number of shares of Parent Common Stock equal to the product of (1) the number of shares of National Penn Common Stock subject to such National Penn Deferred Stock Unit Award immediately prior to the Effective Time multiplied by (2) the Exchange Ratio, with such Converted Deferred Stock Unit Award to settle in accordance with the applicable deferral election, or (B) a deferred cash account accruing interest credits at the rate provided under the National Penn Directors’ Fee Plan as in effect on the date hereof (such account, a “Converted Deferred Cash Account”) with an initial account balance equal to the product of (1) the number of shares of National Penn Common Stock subject to such National Penn Deferred Stock Unit Award immediately prior to the Effective Time multiplied by (2) the Cash Consideration, with such Converted Deferred Cash Account to be paid in accordance with the applicable deferral election. Prior to the Effective Time (but with such actions to be subject to the occurrence of the Effective Time), National Penn shall take all such actions as are necessary, including the adoption of board of directors or compensation committee resolutions or consents and any applicable amendments to a National Penn Stock Plan, to provide that any Converted Deferred Stock Unit Award shall settle in cash based on the Converted DSU Fair Market Value.

(iii) Any payment made pursuant to this Section 1.7(d) shall be subject to any required withholding Taxes.

(e) At or prior to the Effective Time, National Penn, the Board of Directors of National Penn and/or its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.7. At the Effective Time, Parent shall assume all the obligations of National Penn under each National Penn Stock Plan under which a National Penn Stock Option, Converted Deferred Stock Unit Award or Converted Deferred Cash Account is outstanding as of immediately prior to the Effective Time, and each outstanding National Penn Stock Option, Converted Deferred Stock Unit Award and Converted Deferred Cash Account and the agreements evidencing the grants thereof, and if applicable, the number and kind of shares available for issuance under each such National Penn Stock Plan shall be adjusted to reflect shares of Parent Common Stock in accordance with the provisions of the applicable National Penn Stock Plan. On or prior to the Effective Time, Parent shall reserve for future issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to National Penn Stock Options as a result of the actions contemplated by Section 1.7(a). Immediately following the Effective Time, Parent shall file a post-effective amendment to the Form S-4 or an effective registration statement on Form S-8 (or other applicable form) with respect to the shares of Parent Common Stock subject to such National Penn Stock Options, shall distribute a prospectus relating to such Form S-8, if applicable, and shall use reasonable commercial efforts to maintain the effectiveness of such registration statement for so long as such National Penn Stock Options (as converted) remain outstanding.

(f) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “National Penn Stock Plans” means the National Penn Bancshares, Inc. 2014 Long-Term Incentive Compensation Plan, the National Penn Bancshares, Inc. Long-Term Incentive Compensation Plan, the National Penn Bancshares, Inc. and KNBT Bancorp, Inc. Consolidated Substitute Stock Option Plan, the National Penn Bancshares, Inc. Officers’ and Key Employees’ Stock Compensation Plan and the National Penn Bancshares, Inc. Directors’ Fee Plan.

(ii) “National Penn Deferred Stock Unit Award” means any shares of National Penn Common Stock credited to the deferred stock compensation account established under the National Penn Directors’ Fee Plan or otherwise deferred pursuant to an applicable deferral election form previously executed by a holder of a deferred stock unit granted under a National Penn Stock Plan.

(iii) “Converted DSU Fair Market Value” shall mean, with respect to a share of Parent Common Stock on a given date, the average of the closing sale prices of a share of Parent Common Stock for the ten (10) day trading period ending on the given date, as reported on the applicable stock exchange and published in The Wall Street Journal.

1.8 Treatment of National Penn ESPP. The right to acquire shares of National Penn Common Stock under the National Penn Amended and Restated Employee Stock Purchase Plan (the “National Penn ESPP”) is not a National Penn Stock Option for purposes of this Agreement. The National Penn ESPP will continue to be operated in accordance with its terms and past practice for the Offering Period (as defined in the National Penn ESPP) in effect as of the date of this Agreement, which is scheduled to end on September 30, 2015 (the “Current Offering Period”). National Penn shall (i) suspend the commencement of any future Offering Period under the National Penn ESPP (excepting, for the avoidance of doubt, the Current Offering Period) unless and until this Agreement is terminated in accordance with Article VIII and (ii) on and after the date of this Agreement, except as permitted under the terms of the National Penn ESPP, no person shall become a participant in the National Penn ESPP and no participant in the National Penn ESPP shall be eligible to increase the level of such participant’s payroll deductions under the National Penn ESPP.

1.9 Articles of Incorporation of Surviving Corporation. At the Effective Time, the Articles of Incorporation of Parent, as amended (the “Parent Articles”), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and applicable law.

1.10 Bylaws of Surviving Corporation. At the Effective Time, the Amended and Restated Bylaws of Parent (the “Parent Bylaws”), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and applicable law.

1.11 Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

1.12 Bank Merger. Immediately following the Merger, National Penn Bank (“National Penn Bank”), a national banking association and a wholly-owned Subsidiary of National Penn, will merge (the “Bank Merger”) with and into Branch Banking and Trust Company (“Parent Bank”), a North Carolina-chartered commercial bank and a wholly-owned Subsidiary of Parent, pursuant to an agreement and plan of merger to be agreed upon by Parent and National Penn, which agreement shall be in form and substance customary for mergers similar to the Bank Merger (the “Bank Merger Agreement”). Parent Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of National Penn Bank shall cease. The parties agree that the Bank Merger shall become effective immediately after the Effective Time. Prior to the Effective Time, National Penn shall cause National Penn Bank, and Parent shall cause Parent Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Effective Time.

ARTICLE II

EXCHANGE OF SHARES

2.1 Proration.

(a) Notwithstanding any other provision contained in this Agreement, the total number of shares of National Penn Common Stock (including shares subject to National Penn Restricted Stock Awards, National Penn Restricted Stock Unit Awards and Settled Deferred Stock Unit Awards) to be entitled to receive the Cash Consideration pursuant to Section 1.6(a) shall be equal to the product (rounded down to the nearest whole share) of (i) 0.3 and (ii) the total number of shares of National Penn Common Stock issued and outstanding immediately prior to the Effective Time (including for these purposes the shares subject to National Penn Restricted Stock Awards, National Penn Restricted Stock Unit Awards and Settled Deferred Stock Unit Awards, but excluding the shares of National Penn Common Stock to be cancelled as provided in Section 1.6(d)) (the “Cash Conversion Number”). All other shares of National Penn Common Stock (including shares subject to National Penn Restricted Stock Awards, National Penn Restricted Stock Unit Awards and Settled Deferred Stock Unit Awards, but excluding the shares of National Penn Common Stock to be cancelled as provided in Section 1.6(d)) shall be converted into the right to receive the Stock Consideration.

(b) Promptly (and in any event no later than five (5) business days) after the Effective Time, Parent shall cause the Exchange Agent to effect the allocation among holders of National Penn Common Stock, National Penn Restricted Stock Awards, National Penn Restricted Stock Unit Awards and Settled Deferred Stock Unit Awards of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i) If the aggregate number of shares of National Penn Common Stock (including shares subject to National Penn Restricted Stock Awards, National Penn Restricted Stock Unit Awards and Settled Deferred Stock Unit Awards) with respect to which Cash Elections shall have been made (the “Cash Election Number”) exceeds the Cash Conversion Number, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and Cash Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (A) the number of Cash Election Shares held by such holder by (B) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number (with the Exchange Agent to determine, consistent with Section 2.1(a), whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Stock Consideration; and

(ii) If the Cash Election Number is less than the Cash Conversion Number (the amount by which the Cash Conversion Number exceeds the Cash Election Number being referred to herein as the “Shortfall Number”), then all Cash Election

Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares and Stock Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and the Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (with the Exchange Agent to determine, consistent with Section 2.1(a), whether fractions of Non-Election Shares shall be rounded up or down), with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Stock Consideration; or

(B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares, and the denominator of which is the total number of Stock Election Shares (with the Exchange Agent to determine, consistent with Section 2.1(a), whether fractions of Stock Election Shares shall be rounded up or down), with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Stock Consideration.

2.2 Election Procedures. Each holder of record of shares of National Penn Common Stock, National Penn Restricted Stock Awards, National Penn Restricted Stock Unit Awards or Settled Deferred Stock Unit Awards to be converted into the right to receive the Cash Consideration and/or the Stock Consideration in accordance with, and subject to, Sections 1.6(a) and 2.1 (a “Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

(a) Each Holder may specify in a request made in accordance with the provisions of this Section 2.2 (herein called an “Election”) (i) the number of shares of National Penn Common Stock owned by such Holder (or subject to such National Penn Restricted Stock Awards, National Penn Restricted Stock Unit Awards or Settled Deferred Stock Unit Awards) with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of National Penn Common Stock owned by such Holder (or subject to such National Penn Restricted Stock Awards, National Penn Restricted Stock Unit Awards or Settled Deferred Stock Unit Awards) with respect to which such Holder desires to make a Cash Election.

(b) Parent shall prepare a form reasonably acceptable to National Penn, including appropriate and customary transmittal materials in such form as prepared by Parent and reasonably acceptable to National Penn (the “Form of Election”), so as to permit Holders to exercise their right to make an Election.

(c) Parent (i) shall initially make available and mail the Form of Election not less than twenty (20) business days prior to the anticipated Election Deadline to Holders of record as of the business day prior to such mailing date, and (ii) following such mailing date, shall use all reasonable efforts to make available as promptly as possible a Form of Election to any stockholder, holder of National Penn Restricted Stock Awards, holder of National Penn Restricted Stock Unit Awards or holder of Settled Deferred Stock Unit Awards who requests such Form of Election prior to the Election Deadline. The time period between such mailing date and the Election Deadline is referred to herein as the “Election Period”.

(d) Any Election shall have been made properly only if the Exchange Agent shall have received, during the Election Period, a Form of Election properly completed and signed (including duly executed transmittal materials included in the Form of Election) and accompanied by any Old Certificates representing all certificated shares to which such Form of Election relates or by an appropriate customary guarantee of delivery of such Old Certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States. As used herein, unless otherwise agreed in advance by the parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date which the parties shall agree is as near as practicable to two (2) business days preceding the Closing Date. The Parties shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) business days before, and at least five (5) business days prior to, the Election Deadline.

(e) Any Holder may, at any time during the Election Period, change or revoke his or her Election by written notice to the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. If any Election is not properly made with respect to any shares of National Penn Common Stock or any shares subject to National Penn Restricted Stock Awards, National Penn Restricted Stock Unit Awards or Settled Deferred Stock Unit Awards (none of Parent, National Penn nor the Exchange Agent being under any duty to notify any Holder of any such defect), such Election shall be deemed to be not in effect, and the shares of National Penn Common Stock, or any shares subject to National Penn Restricted Stock Awards, National Penn Restricted Stock Unit Awards or Settled Deferred Stock Unit Awards, covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(f) Any Holder may, at any time during the Election Period, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Old Certificates, or of the guarantee of delivery of such Old Certificates, previously deposited with the Exchange Agent. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the parties that this Agreement has been terminated in accordance with the terms hereof.

(g) Subject to the terms of this Agreement and the Form of Election, Parent, in the exercise of its reasonable, good faith discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any Holder with the Election procedures set forth herein, (ii) the method of issuance and delivery of New Certificates representing the whole number of shares of Parent Common Stock into which shares of National Penn Common Stock are converted in the Merger and (iii) the method of payment of cash for shares of National Penn Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Parent Common Stock.

2.3 Parent to Make Merger Consideration Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to National Penn (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) New Certificates representing the aggregate Stock Consideration to be issued pursuant to Section 1.6 and exchanged pursuant to Section 2.4(a), and (b) cash in an amount sufficient to pay (i) the aggregate Cash Consideration payable to holders of National Penn Common Stock (other than National Penn Restricted Stock Awards) and (ii) cash in lieu of any fractional shares (such cash and New Certificates described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto (after giving effect to Section 6.10), being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of Old Certificates. Any interest and other income resulting from such investments shall be paid to Parent.

2.4 Exchange of Shares.

(a) As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of National Penn Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the applicable Merger Consideration pursuant to Article I and that has not theretofore submitted its Old Certificates with a Form of Election, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the Stock Consideration and/or the Cash Consideration which such holder shall have become entitled to receive in accordance with, and subject to, Sections 1.6(a), 2.1 and 2.2, and any cash in lieu of fractional shares which the shares of National Penn Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.4(b). From and after the Effective Time and the completion of the allocation procedure set forth in Section 2.1, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal or Form of Election, as applicable, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing the Stock Consideration to which such holder of National Penn Common Stock shall have become entitled to receive in accordance with, and subject to, Sections 1.6(a), 2.1 and 2.2 and/or (ii) a check representing the amount of (A) the Cash Consideration which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates in accordance with, and subject to, Sections 1.6(a), 2.1 and 2.2, (B) any cash in lieu of fractional shares which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates pursuant to Section 2.4(e) and (C) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.4(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Cash Consideration or any cash in lieu of fractional shares payable to holders of Old Certificates. Until surrendered as contemplated by this Sections 2.4 and 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the applicable Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.4.

(b) No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Stock Consideration which the shares of National Penn Common Stock represented by such Old Certificate have been converted into the right to receive (after giving effect to Section 6.10).

(c) If any New Certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of National Penn of the shares of National Penn Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the applicable Merger Consideration, cash in lieu of fractional shares and dividends or distributions that the holder presenting such Old Certificates is entitled to, as provided in this Article II.

(e) Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of National Penn who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Parent Common Stock on the New York Stock Exchange LLC (the

“NYSE”) (as reported by The Wall Street Journal) for the five (5) full trading days ending on the day preceding the Closing Date (the “Parent Share Closing Price”) by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.6 and subject to Section 2.1.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of National Penn for one (1) year after the Effective Time shall be paid to the Surviving Corporation. Any former shareholders of National Penn who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each former share of National Penn Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, National Penn, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of National Penn Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the applicable Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock, cash dividends or distributions payable pursuant to this Section 2.4 or any other amounts otherwise payable pursuant to this Agreement to any holder of National Penn Common Stock or National Penn Equity Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of National Penn Common Stock or National Penn Equity Award in respect of which the deduction and withholding was made by Parent or the Exchange Agent, as the case may be.

(h) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent or Parent, as applicable, will issue in exchange for such lost, stolen or destroyed Old Certificate the applicable Merger Consideration and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NATIONAL PENN

Except (i) as disclosed in the disclosure schedule delivered by National Penn to Parent concurrently herewith (the “National Penn Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the National Penn Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by National Penn that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any National Penn SEC Reports filed by National Penn prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), National Penn hereby represents and warrants to Parent as follows:

3.1 Corporate Organization.

(a) National Penn is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”) and has not elected to be treated as financial holding company under the BHC Act. National Penn has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. National Penn is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on National Penn. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent, National Penn or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) the failure, in and of itself, to meet earnings projections or internal financial forecasts or any decrease in the market price of National Penn Common Stock, but not including the underlying causes thereof, (E) disclosure or consummation of the transactions contemplated hereby or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby, or (F) actions or omissions taken pursuant to the written consent or request of Parent, in the case of National Penn, or National Penn, in the case of Parent; except, with respect to subclauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company, bank, trust or other organization, whether incorporated or unincorporated, which is (x) consolidated with such party for financial reporting purposes or (y) directly or indirectly (through one or more intermediaries) controlled by or owned more than fifty percent by such party (for the avoidance of doubt, with respect to National Penn, the statutory business trusts related to the trust preferred securities of National Penn (the “Trust Preferred Securities”) are Subsidiaries of National Penn). True and complete copies of the Amended and Restated Articles of Incorporation of National Penn (the “National Penn Articles”) and the Amended and Restated By-Laws of National Penn (the “National Penn Bylaws”), as in effect as of the date of this Agreement, have previously been made available by National Penn to Parent.

(b) Each Subsidiary of National Penn (a “National Penn Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on National Penn and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of National Penn to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of National Penn that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to National Penn’s knowledge, threatened. Section 3.1(b) of the National Penn Disclosure Schedule sets forth a true and complete list of all Subsidiaries of National Penn as of the date hereof. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of National Penn other than the National Penn Subsidiaries.

3.2 Capitalization.

(a) The authorized capital stock of National Penn consists of 250,000,000 shares of National Penn Common Stock, without par value, and 1,000,000 shares of preferred stock, without par value, of which no shares of preferred stock are issued or outstanding. As of August 14, 2015, no shares of capital stock or other voting securities of National Penn are issued, reserved for issuance or outstanding, other than (i) 152,267,940 shares of National Penn Common Stock issued and 140,209,981 shares of National Penn Common Stock outstanding, which number includes 808,750 shares of National Penn Common Stock granted in respect of outstanding National Penn Restricted Stock Awards, (ii) 12,057,959 shares of National Penn Common Stock held in treasury, (iii) 2,327,409 shares of National Penn Common Stock reserved for issuance upon the exercise of outstanding National Penn Stock Options, (iv) 500,673 shares of National Penn Common Stock reserved for issuance upon the settlement of outstanding National Penn Restricted Stock Unit Awards and (v) 86,442 shares of National Penn Common Stock reserved for issuance upon the settlement of outstanding National Penn Deferred Stock Unit Awards. Since August 14, 2015 through the date hereof, National Penn has not (A) issued or repurchased any National Penn Common Stock, other shares of its capital stock or other voting securities or securities convertible or exchangeable into, or exercisable for, National Penn Common Stock, shares of its capital stock or other voting securities or any options, warrants, or other rights of any kind to acquire National Penn Common Stock, any shares of its capital stock or other voting securities of National Penn other than (1) the issuance, repurchase, redemption or acquisition of shares of National Penn Common Stock in connection with the exercise, vesting or settlement of National Penn Stock Options or the vesting or settlement of National Penn Equity Awards that were outstanding on August 14, 2015, in accordance with their terms (without amendment or waiver since August 14, 2015), (2) the issuance or sale of shares of National Penn Common Stock in connection with the reinvestment of regular quarterly cash dividends paid by National Penn at a rate not in excess of $0.11 per share of National Penn Common Stock and the purchase or sale of additional shares of National Penn Common Stock in accordance with the terms of National Penn’s dividend reinvestment plan (without amendment or waiver since August 14, 2015), or (3) the issuance, repurchase, redemption or acquisition of shares of National Penn Common Stock under the National Penn ESPP or National Penn’s 401(k) plans in accordance with the terms thereof (without amendment or waiver since August 14, 2015) or (B) issued or awarded any options, restricted shares or any other equity based awards under any of the National Penn Stock Plans. All of the issued and outstanding shares of National Penn Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of National Penn may vote are issued or outstanding. There are no contractual obligations of National Penn or its Subsidiaries pursuant to which National Penn or its Subsidiaries could be required to register shares of capital stock or other securities of National Penn or its Subsidiaries under the Securities Act. Except as set forth in Section 3.2(a) of the National Penn Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of National Penn or any of its Subsidiaries are issued or outstanding. As of the date of this Agreement, National Penn is not deferring interest payments with respect to any Trust Preferred Securities or related junior subordinated debt securities issued by it or any of its affiliates. Other than National Penn Equity Awards issued prior to the date of this Agreement, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating National Penn to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. Section 3.2(a) of the National Penn Disclosure Schedule sets forth a true, correct and complete list of all National Penn Equity Awards outstanding as of August 14, 2015, specifying, on a holder-by-holder basis, (A) the name of each holder, (B) the number of shares subject to each such National Penn Equity Award, (C) the grant date of each such National Penn Equity Award, (D) the National Penn Stock Plan under which such National Penn Equity Award was granted, (E) the exercise price for each such National Penn Equity Award that is a National Penn Stock Option, and (F) the expiration date of each such National Penn Equity Award that is a National Penn Stock Option. Other than the National Penn Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of National Penn or any of its Subsidiaries) are outstanding.

(b) There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which National Penn or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the National Penn Common Stock or other equity interests of National Penn. As of the date of this Agreement, National Penn does not have in effect a “poison pill” or similar shareholder rights plan (other than any such plan as to which the rights granted thereunder have expired).

(c) National Penn owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the National Penn Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No National Penn Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation.

(a) National Penn has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of National Penn. The Board of Directors of National Penn has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of National Penn and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to National Penn’s shareholders for adoption at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the adoption of this Agreement by the affirmative vote of holders of National Penn Common Stock who are entitled to cast at least a majority of the votes which all holders of National Penn Common Stock are entitled to cast on the matter (the “Requisite National Penn Vote”), and the adoption and approval of the Bank Merger Agreement by the board of directors of National Penn Bank and National Penn as its sole shareholder, no other corporate proceedings on the part of National Penn are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by National Penn and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of National Penn, enforceable against National Penn in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions or the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”)).

(b) Neither the execution and delivery of this Agreement by National Penn nor the consummation by National Penn of the transactions contemplated hereby, nor compliance by National Penn with any of the terms or provisions hereof, will (i) violate any provision of the National Penn Articles or the National Penn Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to National Penn or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of National Penn or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which National Penn or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches terminations, cancellations, accelerations, creations or defaults which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on National Penn.

3.4 Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”) in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the FDIC, the North Carolina Commissioner of Banks and the Pennsylvania Department of Banking in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the National Penn Disclosure Schedule or Section 4.4 of the Parent Disclosure Schedule and approval of such applications, filings and notices, (v) the filing with the Securities and Exchange Commission (the “SEC”) of a Proxy Statement in definitive form relating to the meeting of National Penn’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement”), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (vi) the filing of the Certificates of Merger with the North Carolina Secretary pursuant to the NCBCA and the Pennsylvania Department pursuant to the PBCL and the filing of the Bank Merger Certificates, (vii) the filing of any notices or other filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock on the NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by National Penn of this Agreement or (B) the consummation by National Penn of the Merger and the other transactions contemplated hereby (including the Bank Merger). As used in this Agreement, “SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market. As of the date hereof, National Penn is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5 Reports.

(a) National Penn and each of its Subsidiaries have timely filed (or furnished as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2012 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the OCC, (vi) any foreign regulatory authority and (vii) any SRO ((i) – (vii), collectively “Regulatory Agencies”), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on National Penn. Except for examinations of National Penn and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of National Penn, investigation into the business or operations of National Penn or any of its Subsidiaries since January 1, 2012, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on National Penn. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of National Penn or any of its Subsidiaries which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on National Penn.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by National Penn or any of its Subsidiaries pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, since January 1, 2012 (the “National Penn SEC Reports”), is publicly available. No such National Penn SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all National Penn SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of National Penn has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the National Penn SEC Reports.

3.6 Financial Statements.

(a) The financial statements of National Penn and its Subsidiaries included (or incorporated by reference) in the National Penn SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of National Penn and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of National Penn and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of National Penn and its Subsidiaries have been since January 1, 2012, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG LLP has not resigned (or informed National Penn that it intends to resign) or been dismissed as independent public accountants of National Penn as a result of or in connection with any disagreements with National Penn on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on National Penn, neither National Penn nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of National Penn included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2015, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of National Penn and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of National Penn or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on National Penn. National Penn (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act)

to ensure that material information relating to National Penn, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of National Penn by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to National Penn’s outside auditors and the audit committee of National Penn’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect National Penn’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of National Penn, any fraud, whether or not material, that involves management or other employees who have a significant role in National Penn’s internal controls over financial reporting. These disclosures were made in writing by management to National Penn’s auditors and audit committee and a copy has previously been made available to Parent. To the knowledge of National Penn, there is no reason to believe that National Penn’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2012, (i) neither National Penn nor any of its Subsidiaries, nor, to the knowledge of National Penn, any director, officer, auditor, accountant or representative of National Penn or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of National Penn, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of National Penn or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that National Penn or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing National Penn or any of its Subsidiaries, whether or not employed by National Penn or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by National Penn or any of its officers, directors, employees or agents to the Board of Directors of National Penn or any committee thereof or to the knowledge of National Penn, to any director or officer of National Penn.

3.7 Broker’s Fees. Neither National Penn nor any National Penn Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Sandler O’Neill + Partners, L.P. pursuant to a letter agreement, a true and complete copy of which has been previously provided to Parent.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2014, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on National Penn.

(b) Since December 31, 2014, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, National Penn and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9 Legal Proceedings.

(a) Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on National Penn, neither National Penn nor any of its Subsidiaries is a party to any, and there are no pending or, to National Penn’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against National Penn or any of its Subsidiaries or any of their current or former directors or executive officers.

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon National Penn, any of its Subsidiaries or the assets of National Penn or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).

3.10 Taxes and Tax Returns.

(a) Each of National Penn and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither National Penn nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return. All material Taxes of National Penn and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of National Penn and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither National Penn nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of National Penn and its Subsidiaries for all years up to and including 2010 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against National Penn or any of its Subsidiaries. There are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of National Penn and its Subsidiaries or the assets of National Penn and its Subsidiaries. In the last six years, neither National Penn nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that National Penn or any of its Subsidiaries was required to file any Tax Return that was not filed. National Penn has made available to Parent true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of National Penn or any of its Subsidiaries. Neither National Penn nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among National Penn and its Subsidiaries). Neither National Penn nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was National Penn) or (B) has any liability for the Taxes of any person (other than National Penn or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither National Penn nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither National Penn nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). At no time during the past five years has National Penn been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither National Penn nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business.

(b) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11 Employees.

(a) Section 3.11(a) of the National Penn Disclosure Schedule lists all material National Penn Benefit Plans. For purposes of this Agreement, “National Penn Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, stock unit, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance plans, programs or arrangements or other contracts or agreements to or with respect to which National

Penn or any Subsidiary or any trade or business of National Penn or any of its Subsidiaries, whether or not incorporated, all of which together with National Penn would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “National Penn ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by National Penn or any of its Subsidiaries or any National Penn ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of National Penn or any of its Subsidiaries or any National Penn ERISA Affiliate.

(b) National Penn has heretofore made available to Parent true and complete copies of each material National Penn Benefit Plan and the following related documents, to the extent applicable, (i) the most recent copy of any summary plan descriptions, amendments, modifications or material supplements to any such National Penn Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS determination letter, if any, relating to a National Penn Benefit Plan, and (iv) the most recently prepared actuarial report for each National Penn Benefit Plan (if applicable) for each of the last two years.

(c) Each National Penn Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, except as would not result in any material liability. Neither National Penn nor any of its Subsidiaries has, within the past three years, taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any National Penn Benefit Plan, and neither National Penn nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d) Section 3.11(d) of the National Penn Disclosure Schedule identifies each National Penn Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “National Penn Qualified Plans”). The IRS has issued a favorable determination letter with respect to each National Penn Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened in writing), and, to the knowledge of National Penn, there are no existing circumstances and no events have occurred that would have a material adverse effect on the qualified status of any National Penn Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any National Penn Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e) Each National Penn Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code

(f) With respect to each National Penn Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums required to be paid to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (iv) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by National Penn or any of its Subsidiaries, and (v) the PBGC has not instituted proceedings to terminate any such National Penn Benefit Plan.

(g) None of National Penn and its Subsidiaries nor any National Penn ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of National Penn and its Subsidiaries nor any National Penn ERISA Affiliate has incurred any material liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full.

(h) Neither National Penn nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any material post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i) All material contributions required to be made to any National Penn Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any National Penn Benefit Plan, for any period in the prior three years through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of National Penn.

(j) There are no pending or, to National Penn’s knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to National Penn’s knowledge, no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against the National Penn Benefit Plans, any fiduciaries thereof with respect to their duties to the National Penn Benefit Plans or the assets of any of the trusts under any of the National Penn Benefit Plans that would, in any case, reasonably be expected to result in any material liability of National Penn or any of its Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a National Penn Benefit Plan or any other party.

(k) None of National Penn and its Subsidiaries nor any National Penn ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the National Penn Benefit Plans or their related trusts, National Penn, any of its Subsidiaries, any National Penn ERISA Affiliate or any person that National Penn or any of its Subsidiaries has an obligation to indemnify, to any material tax or material penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause or accelerate the vesting, exercisability or delivery of, increase in the amount or value of, any payment, right or other benefit or result in any forgiveness of indebtedness to, any employee, officer, director or individual independent contractor of National Penn or any of its Subsidiaries, or result in any funding of or limitation on the right of National Penn or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any National Penn Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by National Penn or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(m) No National Penn Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise. National Penn has made available to Parent preliminary copies of Section 280G calculations (whether or not final), which to the best of its knowledge are true, correct and complete, with respect to any disqualified individual who is a “named executive officer” of National Penn as defined in Item 402 of Regulation S-K promulgated under the Securities Act in connection with the transactions contemplated hereby.

(n) No National Penn Benefit Plan is subject to the laws of any jurisdiction outside the United States.

(o) There are no pending or, to National Penn’s knowledge, threatened in writing material labor grievances or material unfair labor practice claims or charges against National Penn or any of its Subsidiaries, or any strikes or other material labor disputes against National Penn or any of its Subsidiaries. Neither National Penn nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of National Penn or any of its Subsidiaries and, to the knowledge of National Penn, there are no organizing efforts by any union or other group seeking to represent any employees of National Penn or any of its Subsidiaries.

3.12 Compliance with Applicable Law.

(a) National Penn and each of its Subsidiaries hold, and have at all times since December 31, 2012, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on National Penn, and to the knowledge of National Penn no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. National Penn and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule or regulation of any

Governmental Entity relating to National Penn or any of its Subsidiaries, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau or the OCC, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. National Penn and National Penn Bank are “well-capitalized” and “well managed” (as those terms are defined in applicable regulations). National Penn Bank has a Community Reinvestment Act rating of “satisfactory” or better. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on National Penn, none of National Penn, or its Subsidiaries, or to the knowledge of National Penn, any director, officer, employee, agent or other person acting on behalf of National Penn or any of its Subsidiaries has, directly or indirectly, (i) used any funds of National Penn or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of National Penn or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of National Penn or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of National Penn or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for National Penn or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for National Penn or any of its Subsidiaries, or is currently subject to any sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(b) Since December 31, 2012, National Penn and each of its Subsidiaries has properly administered all accounts for which National Penn or any of its Subsidiaries acts as a fiduciary, including accounts for which National Penn or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and applicable Laws, except where the failure to so administer such accounts would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on National Penn. Since December 31, 2012, none of National Penn or any of its Subsidiaries, or, to National Penn’s knowledge, any director, officer, or employee of National Penn or its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on National Penn.

3.13 Certain Contracts.

(a) Except as set forth in Section 3.13(a) of the National Penn Disclosure Schedule, as of the date hereof, neither National Penn nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), other than any National Penn Benefit Plan, (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by National Penn or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its Subsidiaries to engage in any line of business that is material to National Penn and its Subsidiaries, taken as a whole, (iii) with or to a labor union or guild (including any collective bargaining agreement) or (iv) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of National Penn or its Subsidiaries, taken as a whole. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the National Penn Disclosure Schedule, is referred to herein as a “National Penn Contract,” and neither National Penn nor any of its Subsidiaries knows of, or has received written, or to National Penn’s knowledge, oral notice of, any violation of the above by any of the other parties thereto which would reasonably be likely to be, either individually or in the aggregate, material to National Penn and its Subsidiaries taken as a whole.

(b) In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on National Penn (i) each National Penn Contract is valid and binding on National Penn or one of its Subsidiaries, as applicable, and in full force and effect, (ii) National Penn and each of its Subsidiaries has performed all obligations required to be performed by it to date under each National Penn Contract, (iii) to National Penn’s knowledge each third-party counterparty to each National Penn Contract has performed all obligations required to be performed by it to date under such National Penn Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of National Penn or any of its Subsidiaries under any such National Penn Contract.

3.14 Agreements with Regulatory Agencies. Neither National Penn nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2012, a recipient of any supervisory letter from, or since January 1, 2012, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the National Penn Disclosure Schedule, a “National Penn Regulatory Agreement”),

nor has National Penn or any of its Subsidiaries been advised in writing or, to the knowledge of National Penn, orally, since January 1, 2012, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such National Penn Regulatory Agreement.

3.15 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of National Penn, any of its Subsidiaries or for the account of a customer of National Penn or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of National Penn or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. National Penn and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to National Penn’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16 Environmental Matters. Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on National Penn, National Penn and its Subsidiaries are in compliance, and at all times since January 1, 2012 have complied, with all applicable federal, state and local laws (including common law), statutes, rules, regulations, orders, decrees, permits, authorizations or legal requirements of any Governmental Entity relating to: (i) the protection or restoration of the environment or natural resources, (ii) the handling, storage, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of National Penn, investigations of any Governmental Entity or other person pending, or, to the knowledge of National Penn, threatened against National Penn of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on National Penn or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, which liability or obligation would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on National Penn, and, to the knowledge of National Penn, there is no reasonable basis for any such proceeding, claim, action or investigation. National Penn is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on National Penn.

3.17 Investment Securities and Commodities.

(a) Each of National Penn and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the National Penn SEC Reports and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of National Penn or its Subsidiaries. Such securities and commodities are valued on the books of National Penn in accordance with GAAP in all material respects.

(b) National Penn and its Subsidiaries and their respective businesses employ, and since January 1, 2012 have been in compliance with in all material respects, investment, securities, commodities, risk management and other policies, practices and procedures that National Penn believes are prudent and reasonable in the context of such businesses.

3.18 Real Property. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on National Penn, National Penn or a National Penn Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the National Penn SEC Reports as being owned by National Penn or a National Penn Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “National Penn Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such National Penn SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “National Penn Leased Properties” and, collectively with the National Penn Owned Properties, the “National Penn Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to National Penn’s knowledge, the lessor. There are no pending or, to the knowledge of National Penn, threatened condemnation proceedings against the National Penn Real Property.

3.19 Intellectual Property. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on National Penn, National Penn and each of its Subsidiaries owns, free and clear of any material Liens, other than Permitted Encumbrances, all Intellectual Property owned or purported to be owned by such entity. Except as would not reasonably be likely to have a Material Adverse Effect on National Penn: (i) (A) National Penn and its Subsidiaries do not infringe, misappropriate or otherwise violate, the Intellectual Property rights of any person, and (B) no person has asserted in writing, or to National Penn’s knowledge, orally, to National Penn or any of its Subsidiaries, or brought any claim, action or proceeding alleging, that (x) National Penn or any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property right or (y) that any Intellectual Property right of National Penn or any of its Subsidiaries is invalid or unenforceable, (ii) to the knowledge of National Penn, no person is infringing, misappropriating or otherwise violating any Intellectual Property right owned by and/or licensed to National Penn or its Subsidiaries, and (iii) National Penn and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all material Intellectual

Property owned or licensed, respectively, by National Penn and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

3.20 Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between National Penn or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of National Penn or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding National Penn Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of National Penn) on the other hand, of the type required to be reported in any National Penn SEC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

3.21 State Takeover Laws. The Board of Directors of National Penn has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby Chapter 25 of the PBCL and any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”). Holders of National Penn Common Stock do not have dissenters rights with respect to the Merger under the PBCL.

3.22 Reorganization. National Penn has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23 Opinion. Prior to the execution of this Agreement, National Penn has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Sandler O’Neill + Partners, L.P., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of National Penn Common Stock. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

3.24 National Penn Information. The information relating to National Penn and its Subsidiaries that is provided by National Penn or its representatives for inclusion in (a) the Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of National Penn Common Stock or at the time of the National Penn Meeting, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of National Penn incorporated by reference in the Proxy

Statement, the S-4 or any amendment or supplement thereto, or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to National Penn and its Subsidiaries and other portions within the reasonable control of National Penn and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by National Penn with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Parent or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

3.25 Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 3.25(a) of the National Penn Disclosure Schedule, neither National Penn nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which National Penn or any Subsidiary of National Penn is a creditor which as of June 30, 2015, had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of June 30, 2015, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of National Penn or any of its Subsidiaries, or to the knowledge of National Penn, any affiliate of any of the foregoing. Section 3.25(a) of the National Penn Disclosure Schedule sets forth a true, correct and complete list of all of the Loans of National Penn and its Subsidiaries that, as of June 30, 2015, had an outstanding balance of $1,000,000 or more and were classified by National Penn as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of June 30, 2015.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on National Penn, each Loan of National Penn and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of National Penn and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, Liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Except as would not reasonably be likely to have a Material Adverse Effect on National Penn, each outstanding Loan of National Penn and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of National Penn and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d) Except as set forth in Section 3.25(d) of the National Penn Disclosure Schedule, none of the agreements pursuant to which National Penn or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e) There are no outstanding Loans made by National Penn or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of National Penn or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f) Neither National Penn nor any of its Subsidiaries is now nor has it ever been since December 31, 2012, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

3.26 Insurance. Except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on National Penn, (a) National Penn and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of National Penn reasonably has determined to be prudent and consistent with industry practice, and National Penn and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any such policy, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of National Penn and its Subsidiaries, National Penn or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27 Investment Adviser Subsidiary.

(a) Section 3.27 of the National Penn Disclosure Schedule lists each Subsidiary of National Penn that provides investment management, investment advisory or sub-advisory services to any person (including management and advice provided to separate accounts and participation in wrap fee programs and that is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”) (each, an “Advisory Entity”)). Each Advisory Entity is registered as an investment adviser under the Investment Advisers Act and has operated since January 1, 2012 and is currently operating in compliance with all laws applicable to it or its business and has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted, except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on National Penn. There is no action, suit, proceeding or investigation pending or, to National Penn’s knowledge, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, permits, licenses, exemptions, orders and approvals in any material respect.

(b) Each Advisory Entity has been since January 1, 2012 and is in all material respects in compliance with each contract for services provided in its capacity as an Advisory Entity to which it is a party.

(c) The accounts of each advisory client of National Penn or its Subsidiaries, for purposes of the Investment Advisers Act, that are subject to ERISA have been managed by the applicable Advisory Entity in all material respects in compliance with the applicable requirements of ERISA.

(d) None of the Advisory Entities nor any “person associated with an investment adviser” (as defined in the Investment Advisers Act) of any of them is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor.

(e) National Penn has made available to Parent true and complete copies of each Uniform Application for Investment Adviser Registration on Form ADV filed since January 1, 2012 by each Advisory Entity that is required to be registered as an investment adviser under the Investment Advisers Act, reflecting all amendments thereto to the date hereof (each a “Form ADV”). The Forms ADV are in compliance in all material respects with the applicable requirements of the Investment Advisers Act. Since January 1, 2012, each Advisory Entity has made available to each advisory client its Form ADV to the extent required by the Investment Advisers Act. National Penn has made available to Parent true and complete copies of all deficiency letters and inspection reports or similar documents furnished to any Advisory Entity by the SEC since January 1, 2012 and the Advisory Entity’s responses thereto, if any.

3.28 No Broker-Dealer Subsidiary. No Subsidiary of National Penn is a broker-dealer required to be registered under the Exchange Act with the SEC.

3.29 Insurance Subsidiary.

(a) Except as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on National Penn, (i) since January 1, 2012, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any National Penn Insurance Subsidiary (“Agent”) wrote, sold, produced, managed, administered or procured business for a National Penn Insurance Subsidiary, such Agent was, at the time the Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable law, (ii) no Agent has been since January 1, 2012, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such Agent’s writing, sale, management, administration or production of insurance business for any National Penn Insurance Subsidiary and (iii) each Agent was appointed by National Penn or a National Penn Insurance Subsidiary in compliance with applicable insurance laws, rules and regulations and all processes and procedures undertaken with respect to such Agent were undertaken in compliance with applicable insurance laws, rules and regulations. “National Penn Insurance Subsidiary” means each Subsidiary of National Penn through which insurance operations is conducted.

(b) Except as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on National Penn, (i) since January 1, 2012, National Penn and the National Penn Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, (ii) all contracts, agreements, arrangements and transactions in effect between any National Penn Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, and (iii) each National Penn Insurance Subsidiary has operated and otherwise been in compliance with all applicable insurance laws, rules and regulations.

3.30 No Other Representations or Warranties.

(a) Except for the representations and warranties made by National Penn in this Article III, neither National Penn nor any other person makes any express or implied representation or warranty with respect to National Penn, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and National Penn hereby disclaims any such other representations or warranties.

(b) National Penn acknowledges and agrees that neither Parent nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except (i) as disclosed in the disclosure schedule delivered by Parent to National Penn concurrently herewith (the “Parent Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Parent SEC Reports filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent hereby represents and warrants to National Penn as follows:

4.1 Corporate Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina and is a bank holding company duly registered under the BHC Act that has elected to be treated as financial holding company under the BHC Act. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent. True and complete copies of the Parent Articles and Parent Bylaws, as in effect as of the date of this Agreement, have previously been made available by Parent to National Penn.

(b) Each Subsidiary of Parent (a “Parent Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Parent to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Parent that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Parent, threatened. Section 4.1(b) of the Parent Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Parent as of the date hereof. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Parent other than the Parent Subsidiaries.

4.2 Capitalization.

(a) The authorized capital stock of Parent consists of 2,000,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $5.00 per share, of which 107,000 shares of preferred stock are issued or outstanding (including those issued in series and through depositary shares). As of August 14, 2015, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding, other than (i) 780,028,186 shares of Parent Common Stock issued and 780,028,186 shares of Parent Common Stock outstanding, including 221,939 shares of Parent Common Stock granted in respect of outstanding awards of restricted Parent Common Stock under a Parent Stock Plan (as defined below) (a “Parent Restricted Stock Award”), (ii) 0 shares of Parent Common Stock held in treasury, (iii) 20,828,489 shares of Parent Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Parent Common Stock granted under a Parent Stock Plan (“Parent Stock Options”), (iv) 11,865,061 shares of Parent Common Stock reserved for issuance upon the settlement of outstanding restricted stock units in respect of shares of Parent Common Stock granted under a Parent Stock Plan (“Parent Restricted Stock Unit Award” and, together with the Parent Restricted Stock Awards and Parent Stock Options, the “Parent Equity Awards”) and (v) 22,042,115 shares of Parent Common Stock reserved for issuance pursuant to future grants under the Parent Stock Plans. As used herein, the “Parent Stock Plans” shall mean all employee and director equity incentive plans of Parent in effect as of the date of this Agreement and agreements for equity awards in respect of Parent Common Stock granted by Parent under the inducement grant exception. Since August 14, 2015 through the date hereof, Parent has not (A) issued or repurchased any Parent Common Stock, other shares of its capital stock or other voting securities or securities convertible or exchangeable into, or exercisable for, Parent Common Stock, shares of its capital stock or other voting securities or any options, warrants, or other rights of any kind to acquire Parent Common Stock, any shares of its capital stock or other voting securities of Parent other than (1) the issuance, repurchase, redemption or acquisition of shares of Parent Common Stock in connection with the exercise, vesting or settlement of Parent Stock Options or the vesting or settlement of Parent Restricted Stock Unit Awards that were outstanding on August 14, 2015, in accordance with their terms (without amendment or waiver since August 14, 2015), (2) the issuance or sale of shares of Parent Common Stock in connection with the reinvestment of regular quarterly cash dividends paid by Parent at a rate not in excess of $0.27 per share of Parent Common Stock and the purchase or sale of additional shares of Parent Common Stock in accordance with the terms of Parent’s dividend reinvestment plan (without amendment or waiver since August 14, 2015) or (3) the issuance, repurchase, redemption or acquisition of shares of Parent Common Stock under Parent’s employee stock purchase plan or 401(k) plans in accordance with the terms thereof (without amendment or waiver since August 14, 2015), or (B) issued or awarded any options, restricted shares or any other equity based awards under any of the Parent Stock Plans. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Parent may vote are issued or outstanding. There are no contractual obligations of Parent or its Subsidiaries pursuant to which Parent or its Subsidiaries could be required to register shares of capital stock or other securities of Parent or its Subsidiaries under the Securities Act. Except as set forth in Section 4.2(a) of the Parent Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Parent or any of its Subsidiaries are issued or outstanding. Other than Parent Stock Options and Parent Restricted Stock Unit Awards issued prior to the date of this Agreement, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities.

(b) There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Parent or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Parent Common Stock or other equity interests of Parent. As of the date of this Agreement, Parent does not have in effect a “poison pill” or similar shareholder rights plan (other than any such plan as to which the rights granted thereunder have expired).

(c) Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of Parent Bank, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Parent Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Parent. The Board of Directors of Parent has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Parent and its shareholders. Except for the adoption and approval of the Bank Merger Agreement by the board of directors of Parent Bank and Parent as its sole shareholder, and the adoption of resolutions to give effect to the provisions of Section 6.11 in connection with the Closing, no other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by National Penn) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Parent Common Stock to be issued in the Merger have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Parent will have any preemptive right or similar rights in respect thereof. No vote or approval of the shareholders of Parent is required in connection with the adoption of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

(b) Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (i) violate any provision of the Parent Articles or the Parent Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which either individually or in the aggregate would not reasonably be likely to have a Material Adverse Effect on Parent.

4.4 Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the OCC in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the FDIC, the North Carolina Commissioner of Banks and the Pennsylvania Department of Banking in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the National Penn Disclosure Schedule or Section 4.4 of the Parent Disclosure Schedule and approval of such applications, filings and notices, (v) the filing with the SEC of the Proxy Statement and the S-4 in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (vi) the filing of the Certificates of Merger with the North Carolina Secretary pursuant to the NCBCA and the Pennsylvania Department pursuant to the PBCL, and the filing of the Bank Merger Certificates, (vii) the filing of any notices or other filings under the HSR Act and (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Parent of this Agreement or (B) the consummation by Parent of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Parent is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5 Reports.

(a) Parent and each of its Subsidiaries have timely filed (or furnished as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2012 with any Regulatory Agencies, including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Parent. Except for examinations of Parent and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2012, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be since January 1, 2012 (the “Parent SEC Reports”), is publicly available. No such Parent SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Parent SEC Reports.

4.6 Financial Statements.

(a) The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been since January 1, 2012, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. PricewaterhouseCoopers LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2015, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent. Parent (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (y) to the knowledge of Parent, any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. These disclosures were made in writing by management to Parent’s auditors and audit committee and a copy has previously been made available to National Penn. To the knowledge of Parent, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2012, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Parent, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent or any of its

Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to the knowledge of Parent, to any director or officer of Parent.

4.7 Broker’s Fees. Neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Deutsche Bank Securities Inc.

4.8 Absence of Certain Changes or Events.

(a) Since December 31, 2014, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b) Since December 31, 2014, except with respect to (i) the transactions contemplated hereby or as required or permitted by this Agreement and (ii) the acquisition by Parent of The Bank of Kentucky Corporation and Susquehanna Bancshares, Inc., Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9 Legal Proceedings.

(a) Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or any of their current or former directors or executive officers.

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).

4.10 Compliance with Applicable Law. Parent and each of its Subsidiaries hold, and have at all times since December 31, 2012, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent, and to the knowledge of Parent no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Parent and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule or regulation of any Governmental Entity relating to Parent or any of its

Subsidiaries, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau or the OCC, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Parent and each of Parent’s Subsidiaries that is an insured depository institution is “well-capitalized” and “well managed” (as those terms are defined in applicable regulations). Each of Parent’s Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, none of Parent, or its Subsidiaries, or to the knowledge of Parent, any director, officer, employee, agent or other person acting on behalf of Parent or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Parent or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Parent or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Parent or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Parent or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Parent or any of its Subsidiaries, or is currently subject to any sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

4.11 Certain Contracts.

(a) Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Parent, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Parent Contract”), and neither Parent nor any of its Subsidiaries knows of, or has received written, or to Parent’s knowledge, oral notice of, any violation of any Parent Contract by any of the other parties thereto which would reasonably be likely to be, either individually or in the aggregate, material to Parent and its Subsidiaries taken as a whole.

(b) In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, (i) each Parent Contract is valid and binding on Parent or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Parent and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Parent Contract, (iii) to Parent’s knowledge each third-party counterparty to each Parent Contract has performed all obligations required to be performed by it to date under such Parent Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Parent or any of its Subsidiaries under any such Parent Contract.

4.12 Agreements with Regulatory Agencies. Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2012, a recipient of any supervisory letter from, or since January 1, 2012, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised in writing or, to the knowledge of Parent, orally, since January 1, 2012, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.

4.13 Information Technology. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, to the knowledge of Parent, since January 1, 2011, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Parent and its Subsidiaries.

4.14 Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Parent or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Parent Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Parent) on the other hand, of the type required to be reported in any Parent SEC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

4.15 Reorganization. Parent has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.16 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Parent, any of its Subsidiaries or for the account of a customer of Parent or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Parent or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). Parent and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Parent’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.17 Parent Information. The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in (a) the Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of National Penn Common Stock or at the time of the National Penn Meeting, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of Parent incorporated by reference in the Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Parent and its Subsidiaries and other portions within the reasonable control of Parent and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of National Penn or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

4.18 Financing. Parent has, or will have available to it prior to the Closing Date, all funds necessary to satisfy its obligations hereunder.

4.19 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Parent in this Article IV, neither Parent nor any other person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties.

(b) Parent acknowledges and agrees that neither National Penn nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the National Penn Disclosure Schedule), required by law or as consented to in writing by Parent (or National Penn, in the case of clause (b) below, as applicable) (such consent not to be unreasonably withheld, conditioned or delayed), (a) National Penn shall, and shall cause its Subsidiaries to, (i) conduct its business in the ordinary course in all material respects and (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) each of Parent and National Penn shall, and shall cause their respective Subsidiaries to, take no action that would reasonably be likely to adversely affect or delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2 National Penn Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the National Penn Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, National Penn shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

(a) other than in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of National Penn or any of its wholly-owned Subsidiaries to National Penn or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than a Subsidiary of National Penn);

(b)    (i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, Trust Preferred Securities or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends by National Penn at a rate not in excess of $0.11 per share of National Penn Common Stock (except that if Parent increases the rate of its regular quarterly dividends on Parent Common Stock paid by it during any fiscal quarter after the date of this Agreement relative to that paid by it during the immediately preceding fiscal quarter, National Penn shall be permitted to increase the rate of dividends on the National Penn Common Stock paid by it during the next fiscal quarter by the same proportion, subject in all respects to any receipt of regulatory approval required in connection with such dividend increase) and any associated dividend equivalents for National Penn Equity Awards, (B) dividends paid by any of the Subsidiaries of National Penn to National Penn or any of its wholly-owned Subsidiaries, (C) the acceptance of shares of National Penn Common Stock as payment for the exercise price of National Penn Stock Options or for withholding taxes incurred in connection with the exercise of National Penn Stock Options or the vesting or settlement of National Penn Equity Awards and dividend equivalents thereon, if any, in each case in accordance with past practice and the terms of the applicable award agreements), or (D) required dividends or distributions in respect of Trust Preferred Securities or dividends on the common stock of any National Penn Subsidiary);

(iii) grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv) issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of National Penn Stock Options or the settlement of National Penn Equity Awards in accordance with their terms;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, business or assets to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any material indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business;

(d) except for transactions in the ordinary course of business (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith), (i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or any material assets, deposits or properties of any other person, or (ii) make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, in each case, other than in a wholly-owned Subsidiary of National Penn;

(e) (i) terminate, materially amend, renew or waive any material provision of, any National Penn Contract, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals in the ordinary course of business or (ii) enter into any contract that would constitute a National Penn Contract if it were in effect on the date of this Agreement;

(f) except as required under applicable law or the terms of any National Penn Benefit Plan existing as of the date hereof, (i) enter into, adopt or terminate any material employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or individual independent contractor,

(ii) amend any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or individual independent contractor, other than amendments in the ordinary course of business and consistent with past practice that do not materially increase the cost of maintaining such plan, program, policy or arrangement, (iii) increase the compensation or benefits payable to any current or former employee, officer, director or consultant, except for merit based or promotion based increases in annual base salary or wage rate for employees (other than directors or executive officers) in the ordinary course of business, consistent with past practice, that do not exceed, in the aggregate, three percent (3%) of the aggregate cost of all employee annual base salaries and wages in effect on the date hereof, (iv) pay or award, or commit to pay or award, any material bonuses or incentive compensation, (v) grant or accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any new, or amend in any material respect any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose annual base compensation is greater than $200,000, other than for cause, or (ix) hire any officer, employee, or individual independent contractor who has annual base compensation greater than $200,000;

(g) settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $1,000,000 individually or $2,500,000 in the aggregate and that would not impose any material restriction on the business of it or its Subsidiaries or the Surviving Corporation;

(h) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i) amend the National Penn Articles or the National Penn Bylaws or comparable governing documents of its Subsidiaries;

(j) merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(k) materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or requested by a Governmental Entity;

(l) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

(m) (i) enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any Governmental Entity or (ii) make any loans or extensions of credit either (A) outside of the ordinary course of business consistent with practice or (B) involving a total credit relationship of more than $10,000,000 with a single borrower and its affiliates; provided that any consent from Parent sought pursuant to this clause (m)(ii) shall be given within two (2) business days after the relevant loan package is provided to Parent;

(n) make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies, in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

(o) make, or commit to make, any capital expenditures in excess of $2,500,000 in the aggregate, other than as disclosed in National Penn’s capital expenditure budget set forth in Section 5.2(o) of the National Penn Disclosure Schedule;

(p) other than in the ordinary course of business consistent with past practice, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes;

(q) make an application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries or acquire or sell or agree to acquire or sell, any branch office, except to the extent required to obtain any Requisite Regulatory Approvals;

(r) materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies;

(s) amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material permits;

(t) knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of National Penn or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby; or

(u) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3 Parent Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Parent

Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of National Penn (such consent not to be unreasonably withheld, conditioned or delayed):

(a) amend the Parent Articles or Parent Bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of National Penn Common Stock or adversely affect the holders of National Penn Common Stock relative to other holders of Parent Common Stock;

(b) adjust, split, combine or reclassify any capital stock of Parent;

(c) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(d) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Parent and National Penn shall promptly prepare and file with the SEC, no later than 30 business days after of the date of this Agreement, the Proxy Statement and Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of Parent and National Penn shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and National Penn shall thereafter mail or deliver the Proxy Statement to its shareholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and National Penn shall furnish all information concerning National Penn and the holders of National Penn Common Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than thirty (30) business days after the date of this Agreement, Parent and National Penn shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals. Parent and National Penn shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Requisite Regulatory Approvals). Parent and National Penn shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to National Penn or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(c) In furtherance and not in limitation of the foregoing, each of Parent and National Penn shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment so as to enable the Closing to occur as soon as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses or assets of Parent, National Penn and their respective Subsidiaries. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall require Parent or National Penn or their respective Subsidiaries to take, or agree to take, any actions specified in this Section 6.1 that, individually or in the aggregate, would reasonably be expected to have a material and adverse effect on Parent and its Subsidiaries, taken as a whole, or on National Penn and its Subsidiaries, taken as a whole (in each case, measured on a scale relative to National Penn and its Subsidiaries, taken as a whole) (a “Materially Burdensome Regulatory Condition”).

(d) Parent and National Penn shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, National Penn or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of Parent and National Penn agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, is filed or becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date it is filed with the SEC, at the date of mailing to shareholders and at the time of National Penn’s meeting of its shareholders to consider and vote upon approval of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Parent and National Penn further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Proxy Statement.

(e) Parent and National Penn shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable laws, each of Parent and National Penn, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party), and, during such period, each of Parent and National Penn shall, and shall cause its respective Subsidiaries to, make available to the other party such information concerning its business, properties and personnel as such party may reasonably request. Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access. Neither Parent nor National Penn nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Parent’s or National Penn’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of Parent and National Penn shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated June 5, 2015, between Parent and National Penn (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(d) Without limiting the generality of Section 6.2(a), National Penn shall use reasonable best efforts to provide data processing, item processing and other processing support or outside contractors to assist in performing all tasks reasonably required and requested by Parent to result in a successful conversion of the data and other files and records of National Penn and its Subsidiaries to Parent’s production environment (the “Conversion”), in such a manner sufficient to provide reasonable assurances that a successful Conversion will occur at, as may be elected in writing by Parent to National Penn after the date hereof and prior to filing the application for approval of the Merger and the Bank Merger from the Federal Reserve Board, (x) the time that is immediately following the Merger and the Bank Merger (such an election in this clause (x), a “Simultaneous Conversion Election”) or (y) such later date as may be specified by Parent, in each case, subject to any applicable laws, including laws regarding the exchange of information and other laws regarding competition. Without limiting the generality of the foregoing, National Penn shall, subject to any such applicable laws: (i) reasonably cooperate with Parent to establish a project plan as specified by Parent to effectuate the Conversion; (ii) use its commercially reasonable efforts to have National Penn’s outside contractors continue to support both the Conversion effort and its ongoing needs until the Conversion can be established; (iii) provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts reasonably requested by Parent for use in planning the Conversion, as soon as reasonably practicable; (iv) provide reasonable access to National Penn’s personnel and facilities and, with the consent of its outside contractors, its outside contractors’ personnel and facilities, to the extent necessary to enable the Conversion effort to be completed on schedule; and (v) give notice of termination, conditioned upon the completion of the transactions contemplated by this Agreement, of the contracts of outside data, item and other processing contractors or other third-party vendors to which National Penn or any of its Subsidiaries are bound if requested to do so by Parent to the extent permitted by such contracts; provided, that National Penn shall not be required to take any action that would prejudice or adversely affect in any material respect its rights under any such contracts in the event the Closing does not occur. Parent shall promptly reimburse National Penn for any reasonable out of pocket expenses incurred in connection with the actions described in this Section 6.2(d).

6.3 National Penn Shareholder Approval.

(a) National Penn shall take, in accordance with applicable law and the National Penn Articles and National Penn Bylaws, all action necessary to convene a meeting of its shareholders (the “National Penn Meeting”) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite National Penn Vote required in connection with this Agreement and the Merger, and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to adopt a merger agreement. The Board of Directors of National Penn shall use its reasonable best efforts to obtain from the shareholders of National Penn the Requisite National Penn Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement) that they adopt and approve this Agreement and the transactions contemplated hereby and National Penn shall engage a proxy solicitor reasonably acceptable to Parent to assist in the solicitation of proxies from shareholders relating to the Requisite National Penn Vote. However, subject to Section 8.1 and Section 8.2, if the Board of Directors of National Penn, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its shareholders, the Board of Directors of National Penn may submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of National Penn may communicate the basis for its lack of a recommendation to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Board of Directors of National Penn may not take any actions under this sentence unless (i) it gives Parent at least five (5) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of National Penn in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors of National Penn takes into account any amendment or modification to this Agreement proposed by Parent and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3.

(b) National Penn shall adjourn or postpone the National Penn Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of National Penn Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting National Penn has not received proxies representing a sufficient number of shares necessary to obtain the Requisite National Penn Vote; provided, that National Penn shall not be required to adjourn or postpone the National Penn Meeting more than three times pursuant to this first sentence of Section 6.3(b). Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the National Penn Meeting shall be convened and this Agreement shall be submitted to the shareholders of National Penn at the National Penn Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve National Penn of such obligation.

6.4 Legal Conditions to Merger. Subject in all respects to Section 6.1 and Section 6.3 of this Agreement, each of Parent and National Penn shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by National Penn or Parent or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5 Stock Exchange Listing. Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.6 Employee Benefit Plans.

(a) During the period commencing at the Effective Time and ending on the first anniversary of the Closing Date, Parent shall cause the Surviving Corporation to provide each continuing employee of National Penn and its Subsidiaries with compensation and employee benefits that are substantially comparable in the aggregate to those provided to similarly situated employees of Parent and its Subsidiaries; provided that Parent may satisfy its obligation under this Section 6.6(a) for a transitional period by providing compensation and employee benefits that are substantially comparable in the aggregate to those provided by National Penn or its Subsidiaries immediately prior to the Effective Time. Parent shall, or shall cause its Subsidiaries to, (A) for a period commencing at the Effective Time and ending on the first anniversary of the Closing Date, provide severance payments and benefits to each continuing employee of National Penn and its Subsidiaries that are no less favorable than the severance payments and benefits set forth on Section 6.6(a)(i) of the National Penn Disclosure Schedule; and (B) provide the other benefits as set forth on Section 6.6(a)(ii) of the National Penn Disclosure Schedule.

(b) With respect to any employee benefit plans of Parent or its Subsidiaries in which any employees of National Penn or its Subsidiaries become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall or shall cause the Surviving Corporation to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous National Penn Benefit Plan, (ii) provide each such employee and their eligible dependents with credit for any co-payments or co-insurance and deductibles paid prior to the Effective Time under a National Penn Benefit Plan (to the same extent that such credit was given under the analogous National Penn Benefit Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment, co-insurance or maximum out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with National Penn and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous National Penn Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.

(c) The Surviving Corporation agrees to assume and honor all National Penn Benefit Plans in accordance with their terms as of the date hereof or as modified consistent with the terms of this Agreement.

(d) National Penn shall either continue National Penn’s 401(k) plan(s) or if, and only if, requested by Parent in writing not later than ten (10) business days prior to the Effective Time, National Penn shall take all actions as are necessary, including the adoption of board of directors or compensation committee resolutions or consents, to terminate National Penn’s 401(k) plan(s), effective no later than the day immediately prior to the Effective Time, with such termination to be subject to the occurrence of the Effective Time. Prior to taking any such action, National Penn shall provide Parent with a copy of such resolutions or consent in connection with such plan termination, and shall consider any comments provided by Parent in good faith. Parent shall cause the 401(k) plans of Parent or its Affiliates to accept as soon as practicable rollover distributions from current and former employees of National Penn and its Subsidiaries with respect to such individuals’ account balances (including loans), if elected by any such individuals.

(e) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of National Penn or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, National Penn, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, National Penn, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of National Penn or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any National Penn Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular National Penn Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the final sentence of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of National Penn or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director, officer or employee of National Penn and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “National Penn Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, the fact that such person is or was a director, officer or employee of National Penn or any of its Subsidiaries and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated by this Agreement; and Parent and the Surviving Corporation shall also advance expenses as incurred by such National Penn Indemnified Party to the fullest extent permitted by applicable law; provided that the National Penn Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such National Penn Indemnified Party is not entitled to indemnification.

(b) For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by National Penn (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of National Penn or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 250% of the aggregate annual premium paid as of the date hereof by National Penn for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, National Penn, in consultation with, but only upon the consent of Parent, may (and at the request of Parent, National Penn shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under National Penn’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each National Penn Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns shall consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.

(d) The obligations of the Surviving Corporation, Parent and National Penn under this Section 6.7 shall not be terminated or modified in a manner so as to adversely affect any National Penn Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected National Penn Indemnified Party.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of National Penn, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent. Effective as of the Effective Time, Parent hereby expressly assumes the due and punctual performance and observance of each and every covenant and condition in the Investment Agreement, dated as of October 5, 2010, between National Penn and Warburg Pincus Private Equity X, L.P., to be performed and observed by National Penn. At or immediately prior to the Effective Time, National Penn shall deliver written notice of non-renewal (in form and substance reasonably satisfactory to Parent) under the contracts set forth on Section 6.8 of the National Penn Disclosure Schedule.

6.9 Advice of Changes. Parent and National Penn shall each promptly advise the other party of any fact, change, event or circumstance known to it (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying fact, change, event or circumstance would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

6.10 Dividends. After the date of this Agreement, each of Parent and National Penn shall coordinate with the other the declaration of any dividends in respect of Parent Common Stock and National Penn Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of National Penn Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of National Penn Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger.

6.11 Advisory Board; Community Commitment.

(a) At or promptly following the Effective Time, Parent shall invite each member of the Board of Directors of National Penn as of the date of this Agreement (other than those individuals specified in Section 6.11(a) of the Parent Disclosure Schedule) to serve as paid members of one or more regional advisory boards in accordance with the terms set forth in Section 6.11(a) of the Parent Disclosure Schedule.

(b) On the Closing Date, Parent shall create a charitable foundation, or support an existing charitable foundation acceptable to National Penn, in Pennsylvania dedicated to providing ongoing economic development support to the Lehigh Valley, Pennsylvania and Berks County, Pennsylvania communities, in accordance with Section 6.11(b) of the Parent Disclosure Schedule. On the Closing Date, Parent or National Penn shall contribute to the foundation an amount in cash equal to $5,000,000. Parent will designate the individuals listed on Section 6.11(b) of the Parent Disclosure Schedule to serve as trustees or designated advisors of the foundation prior to Closing.

(c) Following the Effective Time, Parent will use its reasonable best efforts to support a continued meaningful employee presence in the Lehigh Valley, Pennsylvania and Berks County, Pennsylvania.

6.12 Acquisition Proposals.

(a) National Penn shall not, and shall cause its Subsidiaries and cause its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Acquisition Proposal; provided, that, prior to the receipt of the Requisite National Penn Vote, in the event National Penn receives an unsolicited bona fide written Acquisition Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, National Penn shall have provided such information to Parent, and shall have entered into a confidentiality agreement with such third party on terms no less favorable than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with National Penn. National Penn will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Parent with respect to any Acquisition Proposal. National Penn will promptly (and in any event within one (1) business day) advise Parent following receipt of any Acquisition Proposal or any inquiry which would reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), and will promptly (and in any event within one (1) business day) advise Parent of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. National Penn shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. Unless this Agreement has been terminated in accordance with its terms, National Penn shall not, and shall cause its Subsidiaries and cause its and their officers, directors, agents, advisors and representatives not to on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.12(a)) relating to any Acquisition Proposal. As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, or proposal relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of National Penn and its Subsidiaries or 25% or more of any class of equity or voting securities of National Penn or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of National Penn, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of National Penn or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of National Penn, or (iii) a merger, consolidation, share exchange or other business combination involving National Penn or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of National Penn, except, in each case, any sale of whole loans and securitizations in the ordinary course of business and any bona fide internal reorganization.

(b) Nothing contained in this Agreement shall prevent National Penn or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.13 Public Announcements. National Penn and Parent shall each use their reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of any announcement required by (i) applicable law or regulation, (ii) a request by a Governmental Entity or (iii) an obligation pursuant to any listing agreement with or rules of any securities exchange, National Penn and Parent agree to consult with each other and to obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.14 Change of Method. Parent may at any time change the method of effecting the Merger and the Bank Merger (including by providing for the merger of National Penn with a wholly-owned Subsidiary of Parent) if and to the extent requested by Parent, and National Penn agrees to enter into such amendments to this Agreement as Parent may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to National Penn’s shareholders or (iii) be reasonably likely to cause the Closing to be prevented or materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed.

6.15 Restructuring Efforts. If National Penn shall have failed to obtain the Requisite National Penn Vote at the duly convened National Penn Meeting or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (provided, however, that no party shall have any obligation to agree to (i) alter or change any material term of this Agreement, including the amount or kind of the Merger Consideration provided for in this Agreement or (ii) adversely affect the Tax treatment of the Merger with respect to National Penn’s shareholders) and/or (in the case of National Penn) resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.15) to its shareholders for adoption.

6.16 Takeover Statutes. Neither Parent nor National Penn shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each of Parent and National Penn shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of Parent and National Penn will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.17 Exemption from Liability Under Section 16(b). National Penn and Parent agree that, in order to most effectively compensate and retain those officers and directors of National Penn subject to the reporting requirements of Section 16(a) of the Exchange Act (the “National Penn Insiders”), both prior to and after the Effective Time, it is desirable that National Penn Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of National Penn Common Stock and National Penn Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.17. The Board of Directors of Parent and of National Penn, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall promptly, and in any event prior to the Effective Time, take all such steps as may be necessary or appropriate to cause (i) any dispositions of National Penn Common Stock or National Penn Equity Awards and (ii) any acquisitions of Parent Common Stock and/or equity awards of Parent by any National Penn Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case, pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.18 Litigation and Claims. Each of Parent and National Penn shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Parent or National Penn, as applicable, threatened against Parent, National Penn or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Parent, National Penn or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. National Penn shall give Parent the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against National Penn and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.19 Assumption of National Penn Debt. Parent agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Company, at or prior to the Effective Time, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of National Penn’s obligations in respect of its outstanding debt, Trust Preferred Securities, guarantees, securities, and other agreements to the extent required by the terms of such debt, guarantees, securities, and other agreements.

6.20 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of National Penn or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give National Penn, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Parent and National Penn shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement shall have been adopted by the shareholders of National Penn by the Requisite National Penn Vote.

(b) NYSE Listing. The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger, shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger or the Bank Merger.

(e) Regulatory Approvals. (i) All regulatory authorizations, consents, orders or approvals from (x) the Federal Reserve Board, the FDIC, the Pennsylvania Department of Banking and the North Carolina Commissioner of Banks and, if required by the HSR Act, under the HSR Act, of the transactions contemplated by this Agreement, including the Merger and the Bank Merger and (y) any other approvals set forth in Sections 3.4 and 4.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, except for such approvals as would not be material to the Surviving Corporation, or any other approvals the failure of which to be obtained would reasonably be likely to have, individually, or in the aggregate, a Material Adverse Effect on the Surviving Corporation, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”), and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

7.2 Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of National Penn set forth in Section 3.2(a) (other than the last two sentences thereof) and Section 3.8(a) (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of National Penn set forth in Sections 3.1(a), 3.1(b), the last two sentences of 3.2(a), 3.2(b) and 3.3(a) (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of National Penn set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on National Penn or the Surviving Corporation. Parent shall have received a certificate signed on behalf of National Penn by the Chief Executive Officer and the Chief Financial Officer of National Penn to the foregoing effect.

(b) Performance of Obligations of National Penn. National Penn shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of National Penn by the Chief Executive Officer and the Chief Financial Officer of National Penn to such effect.

(c) Federal Tax Opinion. Parent shall have received the opinion of O’Melveny & Myers LLP, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent and National Penn, reasonably satisfactory in form and substance to such counsel.

7.3 Conditions to Obligations of National Penn. The obligation of National Penn to effect the Merger is also subject to the satisfaction or waiver by National Penn at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth in Section 4.2(a) and Section 4.8(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Parent set forth in Sections 4.1(a), 4.1(b), 4.2(b) and 4.3(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Parent. National Penn shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and National Penn shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c) Federal Tax Opinion. National Penn shall have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to National Penn, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent and National Penn, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the shareholders of National Penn:

(a) by mutual consent of Parent and National Penn in a written instrument;

(b) by either Parent or National Penn if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by either Parent or National Penn if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either Parent or National Penn (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of National Penn, in the case of a termination by Parent, or Parent, in the case of a termination by National Penn, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Parent, or Section 7.3, in the case of a termination by National Penn, and which is not cured by the earlier of the Termination Date and the date that is 45 days following written notice to National Penn, in the case of a termination by Parent, or Parent, in the case of a termination by National Penn, or by its nature or timing cannot be cured during such period; or

(e) by Parent, if (i) prior to such time as the Requisite National Penn Vote is obtained, National Penn or the Board of Directors of National Penn (A) submits this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by Section 6.3(a), or recommends to its shareholders an Acquisition Proposal other than the Merger, or (B) materially breaches its obligations under Section 6.3 or 6.12; or (ii) a tender offer or exchange offer for 20% or more of the outstanding shares of National Penn Common Stock is commenced (other than by Parent or a Subsidiary thereof), and the Board of Directors of National Penn recommends that the shareholders of National Penn tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d) or (e) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.6, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Parent or National Penn as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, National Penn, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 3.3(a), 3.7, 4.3(a), 4.7, 6.2(b) and this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor National Penn shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement (which, in the case of National Penn, shall include the loss to the holders of National Penn Common Stock and National Penn Equity Awards of the economic benefits of the Merger, including the loss of the premium offered to the shareholders of National Penn).

(b) (i) In the event that after the date of this Agreement a bona fide Acquisition Proposal shall have been made known to senior management of National Penn or shall have been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to National Penn and (x) (A) thereafter this Agreement is terminated by either Parent or National Penn pursuant to Section 8.1(c) without the Requisite National Penn Vote having been obtained or (B) thereafter this Agreement is terminated by Parent pursuant to Section 8.1(d), and (y) prior to the date that is fifteen (15) months after the date of such termination, National Penn enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then National Penn shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, a fee equal to $64,500,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.

(ii) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(e), then National Penn shall pay Parent, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practical after the date of termination (and, in any event within three (3) business days thereafter).

(c) Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages, the maximum aggregate amount of fees payable by National Penn under this Section 8.2 shall be equal to the Termination Fee.

(d) Each of Parent and National Penn acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if National Penn fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Parent commences a suit which results in a judgment against National Penn for the Termination Fee or any portion thereof, National Penn shall pay the costs and expenses of Parent (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if National Penn fails to pay the amounts payable pursuant to this Section 8.2, then National Penn shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid. The amounts payable by National Penn pursuant to Section 8.2(b) constitute liquidated damages and not a penalty, and, except in the case of fraud or willful misconduct, shall be the sole monetary remedy of Parent in the event of a termination of this Agreement specified in such section.

ARTICLE IX

GENERAL PROVISIONS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of National Penn; provided, however, that after the adoption of this Agreement by the shareholders of National Penn, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.

9.3 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after adoption of this Agreement by the shareholders of National Penn, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4 Expenses. Except (i) with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Parent and National Penn, (ii) with respect to costs and expenses of all filing and other fees in connection with any filing under the HSR Act, which shall be borne by Parent and (iii) as otherwise provided in Section 8.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon confirmation of receipt, or if by email so long as such email states it is a notice delivered pursuant to this Section 9.5 and a duplicate copy of such email is promptly given by one of the other methods described in this Section 9.5, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to National Penn, to:

National Penn Bancshares, Inc.
645 Hamilton Street, Suite 1100
Allentown, PA 18101
	Attention:	Sean Kehoe
	Facsimile:	(610) 740-1673
	Email:	sean.kehoe@nationalpenn.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:	Edward D. Herlihy
Matthew M. Guest
Brandon C. Price
Facsimile:	(212) 403-2000
Email:	EDHerlihy@wlrk.com
MGuest@wlrk.com
BCPrice@wlrk.com

and

(b)	if to Parent, to:

BB&T Corporation
200 West Second Street
Winston-Salem, NC 27101
	Attention:	Robert J. Johnson, Jr.
	Facsimile:	(336) 733-2189
	Email:	RJJohnson@BBandT.com

With a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, NY 10036
	Attention:	Paul S. Scrivano
	Facsimile:	(212) 326-2061
	Email:	pscrivano@omm.com

9.6 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of National Penn means the actual knowledge of any of the officers of National Penn listed on Section 9.6 of the National Penn Disclosure Schedule, and the “knowledge” of Parent means the actual knowledge of any of the officers of Parent listed on Section 9.6 of the Parent Disclosure Schedule. As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, Winston-Salem,

North Carolina or Allentown, Pennsylvania are authorized by law or executive order to be closed, (ii) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iv) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof. The National Penn Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

9.7 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9 Governing Law; Jurisdiction.

(a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law (except that matters relating to the fiduciary duties of the Board of Directors of National Penn shall be subject to the laws of the Commonwealth of Pennsylvania and matters relating to the fiduciary duties of the Board of Directors of Parent shall be subject to the laws of the State of North Carolina).

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, which is intended to benefit each National Penn Indemnified Party and his or her heir and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BB&T CORPORATION

By:	/s/ Daryl N. Bible
Name:	Daryl N. Bible
Title:	Senior Executive Vice President and Chief Financial Officer

NATIONAL PENN BANCSHARES, INC.

By:	/s/ Scott V. Fainor
Name:	Scott V. Fainor
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]